Exhibit 4(a)(3)

JPMORGAN CHASE & CO.

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS
(f/k/a Bankers Trust Company), as Trustee

Second Supplemental Indenture

dated as of November 14, 2011

TO THE INDENTURE DATED
AS OF MAY 25, 2001

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of November 14, 2011 between JPMORGAN CHASE & CO., a Delaware corporation (the “Issuer”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), a New York banking corporation, as Trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Indenture dated as of May 25, 2001, as supplemented by the First Supplemental Indenture dated as of April 9, 2008 (as amended, supplemented or otherwise modified, the “Indenture”);

WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the holders of the Securities, the Issuer, when authorized by a resolution of its Board of Directors (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Issuer Order), and the Trustee may enter into supplemental indentures to the Indenture for the purpose of making provisions in regard to such matters arising under the Indenture as the Issuer may deem necessary and desirable which do not materially and adversely affect the interests of the holders of the Securities;

WHEREAS, the Issuer desires to modify certain provisions of the Indenture which do not materially and adversely affect the interests of the holders of the Securities;

WHEREAS, the entry into this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Issuer and the Trustee according to its terms and a valid supplement to the Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Securities as follows:

ARTICLE 1
Amendments

Section 1.01 . Definitions.  Section 1.01 of the Indenture is hereby amended by:

(a)	adding immediately after the first paragraph, a new defined term as follows:

“Attorney-in-Fact” means an officer of the Bank who has been duly appointed as an attorney-in-fact by the Issuer.

(b)	adding immediately after the definition of “Authorized Newspaper,” a new defined term as follows:

“Bank” means JPMorgan Chase Bank, National Association, a national banking association duly organized and existing under the laws of the United States, and its successors (whether by consolidation, merger, conversion, transfer of all or substantially all their assets and business or otherwise) so long as JPMorgan Chase Bank, National Association or any successor is a subsidiary.  For the purposes of this definition, “subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Issuer or by one or more other subsidiaries, or by the Issuer and one or more other subsidiaries.  For the purposes of this definition, “voting stock” means stock of the class or classes having a general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(c)	amending and restating in their entirety the definitions for “Board of Directors,” “Board Resolution,” “Issuer Order” and “Officers’ Certificate” to read as follows:

“Board of Directors” means either the board of directors of the Issuer or any committee of that board duly authorized to act hereunder or any directors or officers of the Issuer or Attorneys-in-Fact to whom such board of directors or such committee shall have duly delegated its authority.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Issuer Order” means a written statement, request or order of the Issuer signed in its name by any one of the following: the chairman of the Board of Directors, a vice chairman, the president, the chief financial officer, a vice president, a managing director or any Attorney-in-Fact of the Issuer.

“Officer’s Certificate” means a certificate delivered to the Trustee and signed by the chairman of the Board of Directors, a vice chairman, the president, the chief financial officer, a vice president, a managing director, the controller, an assistant controller, the secretary, an assistant secretary or any Attorney-in-Fact of the Issuer.  Each such certificate shall comply with Section 314 of the Trust Indenture Act of 1939 and include the statements provided for in Section 11.05.

Section 1.02  Eligible Depositaries.  The final paragraph of Section 2.04 of the Indenture is hereby amended and restated in its entirety to read as follows:

Each Depositary designated pursuant to Section 2.03 must, at the time of its designation and at all times while it serves as Depositary, be either a clearing agency registered under the Securities Exchange Act of 1934 and any other applicable statute or regulation or a foreign clearing agency regulated by a foreign financial regulatory authority as defined in Section 3(a)(52) of the Securities Exchange Act of 1934, including, without limitation, Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg.

Section 1.03  Execution of Securities.  The first paragraph of Section 2.05 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 2.05.  Execution of Securities.  The Securities and, if applicable, each Coupon appertaining thereto shall be (a) signed on behalf of the Issuer by the chairman of its Board of Directors, one of the vice chairmen of its Board of Directors, its president, its chief financial officer or one of its vice presidents, managing directors or Attorneys-in-Fact and (b) attested by its secretary or any assistant secretary.  Such signatures may be the manual or facsimile signatures of the present or any future such officers.  Typographical and other minor errors or defects in any such signature shall not affect the validity or enforceability of any Security that has been duly authenticated and delivered by the Trustee.

Section 1.04  Written Statement to Trustee.  Section 3.05 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 3.05.  Written Statement to Trustee.  The Issuer will deliver to the Trustee on or before May 1 in each year (beginning with May 1, 2002) a written statement, signed by one of its officers (which need not comply with Section 11.05) stating that in the course of the performance of his or her duties as an officer of the Issuer he or she would normally have knowledge of any default by the Issuer in the performance of any covenants contained in this Indenture, stating whether or not he or she has knowledge of any such default and, if so specifying each such default of which the signer has knowledge and the nature thereof.

Section 1.05  Reports by the Issuer.  Section 4.03 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 4.03.  Reports by the Issuer.  The Issuer shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports as may be required by the Trust Indenture Act of 1939; provided that any such information, documents or reports filed electronically with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 shall be deemed filed with, and delivered to, the Trustee and transmitted to the Holders at the same time as filed with the Commission.  Delivery of such reports, information and documents to the Trustee and transmission thereof to the Holders is for informational purposes only and shall not constitute a representation or warranty as to the accuracy or completeness of the reports, information or documents. The Trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officer’s Certificate).

Section 1.06  Supplemental Indentures with Consent of Securityholders.  The third paragraph of Section 8.02 of the Indenture is hereby amended by adding the words “or any Attorney-in-Fact” immediately after the words “certified by the secretary or an assistant secretary.”

Section 1.07  Officer’s Certificate.  Each reference to an “Officers’ Certificate” in the Indenture is hereby amended and restated in its entirety to read “Officer’s Certificate” and each reference to “Officers’ Certificates” in the Indenture is hereby amended and restated in its entirety to read “Officer’s Certificates.”

ARTICLE 2
Miscellaneous Provisions

Section 2.01.  Further Assurances.  The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Second Supplemental Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03.  Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04.  Separability.  In case any provision in this Second Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.05.  Provisions of Second Supplemental Indenture for the Sole Benefit of Parties and Holders of Securities.  Nothing in this Second Supplemental Indenture or in the Securities, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and their successors and the holders of the Securities, any legal or equitable right, remedy or claim under this Second Supplemental Indenture or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the holders of the Securities.

Section 2.06.  New York Law to Govern.  This Second Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.07.  Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.08.  Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF the parties hereto have caused this Second Supplemental Indenture to be duly executed, dated as of November 14, 2011.

JPMORGAN CHASE & CO.

By:	/s/ Le Roy Davis
Name: Le Roy Davis
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Trustee By: Deutsche Bank National Trust Company

By:	/s/ David Contino
Name: David Contino
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Trustee By: Deutsche Bank National Trust Company

By:	/s/ Jeffrey Schoenfeld
Name: Jeffrey Schoenfeld
Title: Associate